Exhibit 99.1

Finch Therapeutics Announces the Appointment of Marc Blaustein as Chief Operating Officer

SOMERVILLE, Mass., September 8, 2021 (GLOBE NEWSWIRE) -- Finch Therapeutics Group, Inc. (“Finch” or “Finch Therapeutics”) (Nasdaq: FNCH), a clinical-stage microbiome therapeutics company leveraging its Human-First Discovery® platform to develop a novel class of orally administered biological drugs, today announced the appointment of Marc Blaustein as Chief Operating Officer. Mr. Blaustein is a seasoned biopharmaceutical executive with more than 20 years of experience building and leading companies and critical business functions including operations, business development, program management, and manufacturing.

“I am delighted to welcome Marc to the Finch team at a time when we are positioned to make significant advancements across our microbiome therapeutics platform,” said Mark Smith, PhD, Chief Executive Officer of Finch Therapeutics. “Marc has demonstrated immediate impact within the companies he joins and we believe his broad skillset and successful track record in drug development and commercialization will be invaluable to our organization. I look forward to leveraging Marc’s experience and operational expertise as Finch enters its next phase of growth, with our lead candidate in late-stage clinical development and a growing pipeline of programs headed towards the clinic with an expected data-rich period ahead.”

“The field of microbiome therapeutics is an incredibly exciting emerging target for innovation and Finch’s platform offers a novel modality to potentially address a wide range of serious unmet medical needs. I am thrilled to join Finch at such a pivotal time and hope to draw from my experience to continue building upon the momentum generated by Finch’s promising clinical data and translational research,” said Mr. Blaustein.

Mr. Blaustein most recently consulted as the Head of Business Development for Guide Therapeutics, which was acquired by Beam Therapeutics in 2021. Prior to Guide Therapeutics, Mr. Blaustein was the Chief Executive Officer of NED Biosystems and co-founder and Chief Executive Officer of Akashi Therapeutics. Before founding Akashi, he served in various leadership positions across several biotechnology companies, including Senior Vice President of Manufacturing, Process and Commercial Operations at Dyax Corp. (now Takeda), where he led the development of Kalbitor®. Prior to Dyax, Mr. Blaustein held business development and management roles at Alkermes, where he initiated and led the development program for Vivitrol®. Prior to Alkermes, Mr. Blaustein worked in business development at Genetics Institute (now Pfizer). Mr. Blaustein began his career in management consulting, first at Mercer Management Consulting, and then as a founding partner of Northbridge Consulting. Mr. Blaustein received his master’s degree in Public Policy from Harvard University and bachelor’s degree in Biology from the University of Pennsylvania. He is also a Chartered Financial Analyst (CFA) charterholder.

About Finch Therapeutics

Finch Therapeutics is a clinical-stage microbiome therapeutics company leveraging its Human-First Discovery® platform to develop a novel class of orally administered biological drugs. With the capabilities to develop both complete and targeted microbiome therapeutics, Finch is advancing a rich pipeline of candidates designed to address a wide range of unmet medical needs. Finch’s lead candidate, CP101, is in late-stage clinical development for the prevention of recurrent C. difficile infection (CDI), and has received Breakthrough Therapy and Fast Track designations from the U.S. Food and Drug Administration. In June 2020, Finch announced that CP101 met its primary efficacy endpoint in PRISM3, the first of two pivotal trials to support the development of CP101 for the prevention of recurrent CDI. PRISM4, a Phase 3 trial, is designed to serve as the second pivotal trial of CP101 for recurrent CDI. Finch is also developing CP101 for the treatment of chronic hepatitis B virus, and FIN-211 for the treatment of the gastrointestinal and behavioral symptoms of autism spectrum disorder. Finch has a partnership with Takeda focused on the development of targeted microbiome therapeutics for inflammatory bowel disease.

Human-First Discovery® is a registered trademark of Finch Therapeutics Group, Inc.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Words such as "anticipates," "believes," "expects," "intends," “plans,” “potential,” "projects,” “would” and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding: Finch’s strategy and plans, including in regards to development activities as well as Finch’s ability to advance a novel class of therapeutics across its platform and pipeline. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, among others: Finch’s limited operating history and historical losses; Finch’s ability to raise additional funding to complete the development and any commercialization of its product candidates; Finch’s dependence on the success of its lead product candidate, CP101; the possibility that Finch may be delayed in initiating, enrolling or completing any clinical trials; results of clinical trials may not be indicative of final or future results from later stage or larger clinical trials (or in broader patient populations once the product is approved for use by regulatory agencies) or may not be favorable or may not support further development; Finch’s product candidates may not generate the benefits to patients that are anticipated; anticipated regulatory approvals may be delayed or refused; competition from third parties that are developing products for similar uses; Finch’s ability to maintain patent and other intellectual property protection and the possibility that Finch’s intellectual property rights may be infringed, invalid or unenforceable or will be threatened by third parties; Finch’s ability to qualify and scale its manufacturing capabilities in anticipation of commencement of multiple global clinical trials; Finch’s lack of experience in selling, marketing and distributing its product candidates; Finch’s dependence on third parties in connection with manufacturing, clinical trials and preclinical studies; and risks relating to the impact and duration of the COVID-19 pandemic on Finch’s business. These and other risks are described more fully in Finch’s filings with the Securities and Exchange Commission (“SEC”), including the section titled “Risk Factors” in in Finch’s Quarterly Report on Form 10-Q filed with the SEC on August 10, 2021, as well as discussions of potential risks, uncertainties, and other important factors in Finch’s other filings with the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except to the extent required by law, Finch undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Investor Contact:

Laurence Watts

Gilmartin Group

(619) 916-7620

laurence@gilmartinir.com

or

Stephen Jasper

Gilmartin Group

(858) 525-2047

stephen@gilmartinir.com

Media Contact:

Jenna Urban

Berry & Company Public Relations

(212) 253-8881

jurban@berrypr.com